                                                                    EXHIBIT 99.1


                                   LIFEPOINT
                                HOSPITALS, INC.



CONTACT:    PENNY L. BRAKE
            DIRECTOR, FINANCE
            (615) 372-8532


                         LIFEPOINT HOSPITALS TO ACQUIRE
                           VILLE PLATTE MEDICAL CENTER

BRENTWOOD, Tennessee (September 24, 2001) - LifePoint Hospitals, Inc. (NASDAQ:
LPNT) today announced a definitive agreement to acquire 116-bed Ville Platte Medical Center, Ville Platte, Louisiana. Closing of the acquisition, which is subject to the satisfaction of certain conditions, including governmental and regulatory approvals, is expected on November 30, 2001, following a public referendum scheduled for November 17, 2001.

         Ken Donahey, chairman and chief executive officer of LifePoint Hospitals, said, "We are pleased to announce this definitive agreement. This transaction is consistent with our long-term operating strategy and complements our existing group of non-urban hospitals. We have been very impressed by the community and medical staff support for this hospital and look forward to being a part of the Ville Platte community.

         Ville Platte Medical Center is a 116-bed, acute care facility that serves Evangeline Parish and South Central Louisiana. The facility is accredited by the Joint Commission on Accreditation of Healthcare Organizations.

         LifePoint Hospitals, Inc. operates 21 hospitals in non-urban areas. In most cases, the LifePoint facility is the only hospital in its community. LifePoint's non-urban operating strategy offers continued operational improvement by focusing on its five core values: delivering high quality patient care, supporting physicians, creating excellent workplaces for its employees, providing community value, and ensuring fiscal responsibility. Headquartered in Brentwood, Tennessee, LifePoint Hospitals is affiliated with over 6,000 employees.

         The above statements include forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement to healthcare providers and insurers that may reduce payments; (ii) its ability to attract and retain qualified management and personnel, including physicians;
(iii) the geographic concentration of the Company's operations; (iv) risks associated with the Company's acquisition and disposition strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; (vii) the potential adverse impact of government investigations and litigation involving the business practices of HCA (to the extent relating to periods prior to the Company's formation); and (viii) those risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission. Therefore, the Company's actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

         All references to "Company" and "LifePoint" as used throughout this document refer to LifePoint Hospitals, Inc. and its affiliates.


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